Exhibit 99.1

GAP INC. REPORTS THIRD QUARTER EARNINGS PER SHARE OF $0.63 – UP FROM $0.38 LAST YEAR

Net Sales Up 8 Percent, Comparable Sales Up 6 Percent

Company Increases Full Year Earnings per Share Guidance

SAN FRANCISCO – November 15, 2012 – Gap Inc. (NYSE:GPS) today reported strong third quarter earnings, underscoring its continued progress on key business strategies.

Net sales for the third quarter, which ended October 27, 2012, increased 8 percent to $3.86 billion compared with $3.59 billion for the third quarter last year. The company’s third quarter comparable sales increased 6 percent. Net income for the third quarter was $308 million, up 60 percent compared with the third quarter last year. Third quarter diluted earnings per share rose 66 percent to $0.63 compared with $0.38 last year.

“We're very pleased with our strong third quarter financial performance, highlighted by how well customers have responded to our product,” said Glenn Murphy, chairman and chief executive officer of Gap Inc. “We are ready to compete and win this holiday season as we drive to build upon our top line growth.”

Given its progress year-to-date, the company raised its estimate for fiscal year 2012 diluted earnings per share to be in the range of $2.20 to $2.25. It also increased its fiscal year 2012 operating margin guidance from about 11 percent to about 12 percent.

Third Quarter Financial and Business Highlights

•	In North America, Gap, Banana Republic, and Old Navy each delivered positive comparable sales for the third consecutive quarter.

•	Total net sales for the Gap Inc. Direct division increased 23 percent to $509 million compared with $414 million last year, and the company launched e-commerce in Japan.

•	Net sales outside of the U.S. and Canada (including Gap Inc. Direct and Franchise) increased 7 percent, and the company opened its first Gap Outlet store in China in September.

•	The company opened 8 Athleta stores in the quarter, toward its goal of about 50 stores by the end of 2013.

•	The company announced a transition to a global brand management structure to support long-term growth.

•	Gap Foundation celebrated its 35th anniversary and, in November, Gap Inc. announced a donation of more than $1 million to aid recovery efforts following Hurricane Sandy.

Third Quarter Comparable Sales Results

Comparable sales for the third quarter of fiscal year 2012 were as follows:

•	Gap North America: positive 7 percent versus negative 6 percent last year

•	Banana Republic North America: positive 6 percent versus negative 1 percent last year

•	Old Navy North America: positive 9 percent versus negative 4 percent last year

•	International: negative 3 percent versus negative 10 percent last year

Third Quarter Net Sales Results

The following tables detail the company’s third quarter net sales:

($ in millions) Quarter Ended October 27, 2012	Gap	Old Navy	Banana Republic	Franchise (3)	Piperlime and Athleta	Total (4)	Percentage of Net Sales
U.S. (1)	$838	$1,194	$515	$ -	$ -	$2,547	66%
Canada	93	107	55	-	-	255	7
Europe	165	-	15	15	-	195	5
Asia	245	3	35	23	-	306	8
Other regions	-	-	-	52	-	52	1
Total Stores reportable segment	1,341	1,304	620	90	-	3,355	87
Direct reportable segment (2)	146	210	64	-	89	509	13
Total	$1,487	$1,514	$684	$90	$89	$3,864	100%

($ in millions) Quarter Ended October 29, 2011	Gap	Old Navy	Banana Republic	Franchise (3)	Piperlime and Athleta	Total (4)	Percentage of Net Sales
U.S. (1)	$819	$1,105	$495	$ -	$ -	$2,419	67%
Canada	89	100	48	-	-	237	7
Europe	171	-	13	22	-	206	6
Asia	219	-	31	21	-	271	7
Other regions	-	-	-	38	-	38	1
Total Stores reportable segment	1,298	1,205	587	81	-	3,171	88
Direct reportable segment (2)	121	178	47	-	68	414	12
Total	$1,419	$1,383	$634	$81	$68	$3,585	100%

(1)	U.S. includes the United States and Puerto Rico.

(2)
Online sales shipped from distribution centers located outside the U.S. were $44 million ($33 million for Canada and $11 million for Europe) and $34 million ($24 million for Canada and $10 million for Europe) for the thirteen weeks ended October 27, 2012 and October 29, 2011, respectively.

(3)
Franchise sales were $90 million ($78 million for Gap and $12 million for Banana Republic) and $81 million ($71 million for Gap and $10 million for Banana Republic) for the thirteen weeks ended October 27, 2012 and October 29, 2011, respectively.

(4)	Net sales outside of the U.S. and Canada (including Direct and franchise) were $564 million and $525 million for the thirteen weeks ended October 27, 2012 and October 29, 2011, respectively.

Additional Results and 2012 Outlook

Earnings per Share
Third quarter diluted earnings per share of $0.63 increased 66 percent compared with $0.38 for the third quarter last year. This includes a benefit of about $0.02 related to tax credits.

The company increased its fiscal year 2012 diluted earnings per share guidance to be in the range of $2.20 to $2.25. This compares with diluted earnings per share of $1.56 in fiscal year 2011.

Depreciation and Amortization
The company continues to expect depreciation and amortization expense, net of amortization of lease incentives, for fiscal year 2012 to be about $475 million.

Operating Expenses
Third quarter operating expenses were $1.1 billion, up $105 million compared with the third quarter last year, with continued investments in marketing and store payroll. Marketing expenses for the quarter were $178 million, up $29 million compared with the third quarter last year, driven primarily by investments in Gap brand marketing and customer relationship marketing.

The company is continuing to invest in its businesses, and on a year-over-year basis, expects operating expenses in the fourth quarter of fiscal year 2012 to increase by at least as much as the 11 percent increase in the third quarter. As a result, the company continues to expect operating expenses to deleverage in the fourth quarter.

Operating Margin
The company now expects operating margin for fiscal year 2012 to be about 12 percent, up from its previous guidance of about 11 percent.

Effective Tax Rate
The effective tax rate was 38.3 percent for the third quarter of fiscal year 2012. The company now expects the full year effective tax rate to be about 39.0 percent for fiscal year 2012, down from previous guidance of about 39.5 percent.

Inventory
On a year-over-year basis, inventory dollars per store were down 4 percent at the end of the third quarter of fiscal year 2012. The company expects inventory dollars per store to be up in the low single digits at the end of fiscal year 2012 compared with the end of the 2011 fiscal year.

Cash, Cash Equivalents, and Short-Term Investments
As previously communicated, the company repaid the $360 million balance on its term loan during the third quarter of fiscal year 2012. The company ended the third quarter of fiscal year 2012 with $1.8 billion in cash, cash equivalents, and short-term investments. Year-to-date, free cash flow, defined as net cash provided by operating activities less purchases of property and equipment, was an inflow of $776 million compared with an inflow of $222 million last year. Please see the reconciliation of free cash flow, a non-GAAP financial measure, from the GAAP financial measure in the tables at the end of this press release.

Share Repurchases
The company has repurchased $463 million in shares year-to-date. Third quarter share repurchases were 2.7 million shares for $96 million, and the company ended the third quarter of fiscal year 2012 with 480 million shares outstanding.

Dividends
The company paid a dividend of $0.125 per share during the third quarter of fiscal year 2012, which was an increase of 11 percent compared with the third quarter last year. The company announced on Monday of this week that its Board of Directors authorized a quarterly dividend of $0.125 per share payable on or after January 30, 2013 to shareholders of record at the close of business on January 2, 2013. With this announcement, the company will pay a total of $0.50 per share in dividends for fiscal year 2012.

Capital Expenditures
Year-to-date capital expenditures were $449 million. The company expects fiscal year 2012 capital spending of about $675 million.

Real Estate
The company ended the third quarter of fiscal year 2012 with a total of 3,339 store locations in 45 countries, 3,068 of which were company-operated.

On a year-to-date basis, the company opened 107 and closed 75 company-operated store locations. Square footage of company-operated stores was 36.9 million at the end of the third quarter, a decrease of about 2 percent from 37.6 million at the end of the third quarter of fiscal year 2011. This decrease reflects Gap Inc.’s strategy to optimize square footage in North America.

The company continues to expect net openings of about 15 company-operated stores and about 50 to 75 franchise stores during fiscal year 2012. Square footage for company-operated stores is expected to decrease by about 1 percent by the end of fiscal year 2012 compared with the end of fiscal year 2011.

Store count, openings, closings, and square footage for our stores are as follows:

	Quarter Ended October 27, 2012
	Store Locations Beginning of Q3	Store Locations Opened	Store Locations Closed	Store Locations End of Q3	Square Feet (millions)

Gap North America	1,014	6	4	1,016	10.5
Gap Europe	194	2	-	196	1.7
Gap Asia	165	11	1	175	1.7
Old Navy North America	1,010	9	6	1,013	17.7
Old Navy Asia	1	-	-	1	-
Banana Republic North America	586	5	2	589	4.9
Banana Republic Asia	33	4	-	37	0.2
Banana Republic Europe	10	-	-	10	0.1
Athleta North America	22	8	-	30	0.1
Piperlime North America	-	1	-	1	-
Company-operated stores total	3,035	46	13	3,068	36.9
Franchise	250	25	4	271	N/A
Total	3,285	71	17	3,339	36.9

Webcast and Conference Call Information

Katrina O'Connell, vice president of Corporate Finance and Investor Relations at Gap Inc., will host a summary of the company’s third quarter fiscal year 2012 results during a live conference call and real-time webcast at approximately 5 p.m. Eastern Time today. Ms. O’Connell will be joined by Glenn Murphy, Gap Inc. chairman and chief executive officer, and Sabrina Simmons, Gap Inc. chief financial officer.

To access the conference call, please dial (800) 374-1731, or (706) 679-5876 for international callers. The webcast can be accessed from the Financial News and Events page of the Investors section at www.gapinc.com. A replay of the call will be available on www.gapinc.com.

November Sales

The company will report November sales on November 29, 2012.

Forward-Looking Statements

This press release and related conference call and webcast contain forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “project,” and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding the following:

•	delivering top line and long-term growth;

•	earnings per share for fiscal year 2012;

•	depreciation and amortization for fiscal year 2012;

•	operating expenses in the fourth quarter of fiscal year 2012;

•	operating expense deleverage in the fourth quarter of fiscal year 2012;

•	operating margin for fiscal year 2012;

•	effective tax rate for fiscal year 2012;

•	inventory dollars per store at the end of fiscal year 2012;

•	dividends per share for fiscal year 2012;

•	capital expenditures for fiscal year 2012;

•	optimizing square footage;

•	store openings and closings for fiscal year 2012;

•	real estate square footage for fiscal year 2012;

•	increasing sales with healthy merchandise margins;

•	growing earnings per share;

•	share repurchases, including the level of repurchases in 2012; and

•	future growth, including international stores and Athleta stores.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company’s actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following:

•	the risk that additional information may arise during the company's close process or as a result of subsequent events that would require the company to make adjustments to the financial information;

•	the risk that adoption of new accounting pronouncements will impact future results;

•	the risk that changes in general economic conditions or consumer spending patterns could adversely impact the company's results of operations;

•	the highly competitive nature of the company's business in the United States and internationally;

•	the risk that the company or its franchisees will be unsuccessful in gauging apparel trends and changing consumer preferences;

•
the risk to the company's business associated with global sourcing and manufacturing, including sourcing costs, events causing disruptions in product shipment, or an inability to secure sufficient manufacturing capacity;

•
the risk that the company's franchisees will be unable to successfully open, operate, and grow their franchised stores in a manner consistent with the company's requirements regarding its brand identities and customer experience standards;

•
the risk that the company or its franchisees will be unsuccessful in identifying, negotiating, and securing new store locations and renewing, modifying or terminating leases for existing store locations effectively;

•	the risk that comparable sales and margins will experience fluctuations;

•
the risk that changes in the company's credit profile or deterioration in market conditions may limit its access to the capital markets and adversely impact its financial results and its ability to service its debt while maintaining other initiatives;

•	the risk that trade matters could increase the cost or reduce the supply of apparel available to the company and adversely affect its business, financial condition, and results of operations;

•	the risk that updates or changes to the company's information technology ("IT") systems may disrupt its operations;

•	the risk that actual or anticipated cyber attacks, and other cybersecurity risks, may cause the company to incur increasing costs;

•	the risk that natural disasters, public health crises, political crises, or other catastrophic events could adversely affect the company's operations and financial results;

•
the risk that acts or omissions by the company's third-party vendors, including a failure to comply with the company's code of vendor conduct, could have a negative impact on its reputation or operations;

•	the risk that the company does not repurchase some or all of the shares it anticipates purchasing pursuant to its repurchase program;

•	the risk that the company will not be successful in defending various proceedings, lawsuits, disputes, claims, and audits; and

•	the risk that changes in the regulatory or administrative landscape could adversely affect the company's financial condition, strategies, and results of operations.

Additional information regarding factors that could cause results to differ can be found in the company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2012, as well as the company’s subsequent filings with the Securities and Exchange Commission.

These forward-looking statements are based on information as of November 15, 2012. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

About Gap Inc.
Gap Inc. is a leading global specialty retailer offering clothing, accessories, and personal care products for men, women, children, and babies under the Gap, Banana Republic, Old Navy, Piperlime, and Athleta brands. Fiscal 2011 net sales were $14.5 billion. Gap Inc. products are available for purchase in about 90 countries worldwide through about 3,000 company-operated stores, about 250 franchise stores, and e-commerce sites. For more information, please visit www.gapinc.com.

Investor Relations Contact:
Mike Jenkins
(415) 427-4454
investor_relations@gap.com

Media Relations Contact:
Stacy Rollo
(415) 420-8203
press@gap.com

The Gap, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED

($ in millions)	October 27, 2012	October 29, 2011
ASSETS
Current assets:
Cash, cash equivalents, and short-term investments	$1,770	$1,417
Merchandise inventory	2,269	2,322
Other current assets	794	815
Total current assets	4,833	4,554
Property and equipment, net	2,559	2,550
Other long-term assets	615	553
Total assets	$8,007	$7,657

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current maturities of debt	$2	$52
Accounts payable	1,584	1,472
Accrued expenses and other current liabilities	1,041	957
Income taxes payable	1	1
Total current liabilities	2,628	2,482
Long-term liabilities:
Long-term debt	1,246	1,606
Lease incentives and other long-term liabilities	972	910
Total long-term liabilities	2,218	2,516
Total stockholders' equity	3,161	2,659
Total liabilities and stockholders' equity	$8,007	$7,657

The Gap, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
UNAUDITED
	13 Weeks Ended		39 Weeks Ended
($ and shares in millions except per share amounts)	October 27, 2012	October 29, 2011	October 27, 2012	October 29, 2011
Net sales	$3,864	$3,585	$10,926	$10,266
Cost of goods sold and occupancy expenses	2,271	2,271	6,531	6,397
Gross profit	1,593	1,314	4,395	3,869
Operating expenses	1,073	968	3,055	2,803
Operating income	520	346	1,340	1,066
Interest, net	21	21	63	47
Income before income taxes	499	325	1,277	1,019
Income taxes	191	132	493	404
Net income	$308	$193	$784	$615

Weighted-average number of shares - basic	481	503	485	542
Weighted-average number of shares - diluted	488	505	491	547

Earnings per share - basic	$0.64	$0.38	$1.62	$1.13
Earnings per share - diluted	$0.63	$0.38	$1.60	$1.12

The Gap, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED
	39 Weeks Ended
($ in millions)	October 27, 2012	October 29, 2011
Cash flows from operating activities:
Net income	$784	$615
Depreciation and amortization (a)	363	382
Change in merchandise inventory	(655)	(694)
Other, net	733	335
Net cash provided by operating activities	1,225	638
Cash flows from investing activities:
Purchases of property and equipment	(449)	(416)
Purchases of short-term investments	(175)	(50)
Maturities of short-term investments	125	125
Change in other assets	(12)	(4)
Net cash used for investing activities	(511)	(345)
Cash flows from financing activities:
Proceeds from issuance of short-term debt	-	9
Payments of short-term debt	(17)	-
Proceeds from issuance of long-term debt	-	1,646
Payments of long-term debt issuance costs	-	(11)
Payments of long-term debt	(400)	-
Proceeds from issuances under share-based compensation plans, net of withholding tax payments	159	55
Repurchases of common stock	(467)	(2,013)
Excess tax benefit from exercise of stock options and vesting of stock units	32	11
Cash dividends paid	(182)	(181)
Net cash used for financing activities	(875)	(484)
Effect of foreign exchange rate fluctuations on cash	(4)	22
Net decrease in cash and cash equivalents	(165)	(169)
Cash and cash equivalents at beginning of period	1,885	1,561
Cash and cash equivalents at end of period	$1,720	$1,392

(a) Depreciation and amortization is net of amortization of lease incentives.

The Gap, Inc.
SEC REGULATION G
UNAUDITED

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

	39 Weeks Ended
($ in millions)	October 27, 2012	October 29, 2011
Net cash provided by operating activities	$1,225	$638
Less: purchases of property and equipment	(449)	(416)
Free cash flow (a)	$776	$222
_________
(a) Free cash flow is a non-GAAP financial measure. We believe free cash flow is an important metric because it represents a measure of how much cash a company has available for discretionary and non-discretionary items after the deduction of capital expenditures, as we require regular capital expenditures to build and maintain stores and purchase new equipment to improve our business. We use this metric internally, as we believe our sustained ability to generate free cash flow is an important driver of value creation. However, this non-GAAP financial measure is not intended to supersede or replace our GAAP results.